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                      CONSENT TO ASSIGNMENT AND ASSUMPTION

1. SEI Financial Management Corporation ("Assignor") hereby notifies FMB Funds, Inc. ("Company") that it intends to assign all of its rights and delegate its obligations under (i) the Administration Agreement between FMB Funds Inc. and SEI Financial Management Corporation and (ii) the Transfer Agency and Service Agreement between FMB Funds Inc. and SEI Financial Management Corporation both dated March 23, 1996 (the "Agreements") to SEI Fund Resources, (the "Assignment and Assumption Agreement"), no later than August 1, 1996, in connection with the transition of Assignor's fund administration and distribution business to SEI Fund Resources ("Assignee");

2. The Company releases Assignor from its rights and obligations under the Agreements on or after the date the Assignment and Assumption Agreement is executed and any liability or responsibility for (i) breach of the Agreements by Assignee or (ii) demands and claims made against the Company or damages, losses or expenses incurred by the Company on or after the date of the Assignment and Assumption Agreement, unless such demands, claims, losses, damages or expenses arose out of or resulted from an act or omission of Assignor prior to the date of the Assignment and Assumption Agreement.

3. This consent is not a waiver or estoppel with respect to any rights the Company may have by reason of the past performance or failure to perform by Assignor.

4. This consent is conditioned upon the execution of an Assignment and Assumption Agreement between Assignor and Assignee that require(s) Assignee (i) to assume all rights and obligations of Assignor under the Agreements and (ii) to be liable to the Company for any default or breach of the Agreements to the extent the default or breach occurs on or after the date of execution of the Assignment and Assumption Agreement.

5. Except as provided herein, neither this consent nor the Assignment and Assumption Agreement shall alter or modify the terms or conditions of the Agreements.

Company:                            Assignor:
FMB Funds, Inc.                     SEI Financial Management Corporation

By:     /s/ Todd Cipperman          By:    /s/ Mark Cahn
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Title: Vice President & Secretary   Title: Vice President & Assistant Secretary
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Date:  July 30, 1996                Date:  July 30, 1996